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                                                                    EXHIBIT 10.4

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                        NORTHLAND CABLE TELEVISION, INC.

                                       AND

                        CEQUEL III COMMUNICATIONS I, LLC

                                      DATED

                                FEBRUARY 2, 2005

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                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT is dated February 2, 2005 by and between and NORTHLAND CABLE TELEVISION, INC., a Washington corporation ("SELLER" or "NCTV"), and CEQUEL III COMMUNICATIONS I, LLC, a Delaware limited liability company ("BUYER").

                                    RECITALS:

                  A. Seller owns and operates cable television system serving certain communities in Texas (as set forth more particularly in Schedule 1.28) and,

                  B. Seller desires to sell, and Buyer wishes to buy, substantially all of Seller's assets used in the operation of the System, as such term is defined in Section 1.28, and the business related thereto (collectively the "BROADBAND BUSINESS") for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS:

                  In consideration of the above recitals and the covenants and agreements contained herein, Buyer and Seller agree as follows:

1.    DEFINED TERMS

                  The following terms shall have the following meanings in this
Agreement:

      1.1. "ACCOUNTS RECEIVABLE" means the rights of Seller to payment for services rendered by Seller (including, without limitation, those billed to subscribers of the System and those for services and advertising time provided by Seller) which have been unpaid as of the Closing Date.

      1.2. "AGREEMENT" means this Asset Purchase Agreement.

      1.3. "ASSETS" means all the tangible and intangible assets owned by Seller and used in connection with the conduct of the business or operations of the Systems, but excluding those specified in Section 2.2.

      1.4 "CABLE ACT" means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Section 151 et -- seq., and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, and the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, and the Telecommunications Act of 1996, Pub. L. No. 104-104, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time.

      1.5. "CLOSING" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Section 7.

      1.6. "CLOSING DATE" means the date of the Closing specified in Section 7.

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      1.7. "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

      1.8. "COMPENSATION ARRANGEMENT" means any written plan or compensation arrangement other than an Employee Plan or a Multi-employer Plan that provides to employees of Seller employed at the System any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, including, but not limited to, any bonus or incentive plan, deferred compensation arrangement, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plan.

      1.9. "CONSENTS" means the consents, permits or approvals of governmental authorities and other third parties (including Seller's lenders) listed in
Schedule 3.8.

      1.10. "CONTRACTS" means the agreements listed in Schedule 3.7, subscription agreements with customers for the cable services provided by the System, miscellaneous service agreements terminable by Seller at will without penalty, agreements involving liabilities less than or equal to $10,000 (in the aggregate), agreements involving material non-monetary obligations, and agreements entered into by Seller in the ordinary course of business of the System between the date hereof and the Closing Date in accordance with the provisions hereof.

      1.11. "EMPLOYEE PLAN" means any written pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multi-employer
Plan) to which Seller contributes or which Seller sponsors or maintains or by which Seller otherwise is bound, that provides benefits to employees of Seller employed at the System.

      1.12. "ENVIRONMENTAL LAWS" shall mean the following: (a) Clean Air Act (42 U.S.C. Section 7401, et seq.); (b) Clean Water Act (33 U.S.C. Section 1251 et seq.); (c) Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); (d) Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.; (e) Safe Drinking Water Act (42 U.S.C.
Section 300f et seq.); (f) Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.); (g) Rivers and Harbors Act of 1899 (33 U.S.C. Section 401, et seq.);
(h) Endangered Species Act of 1973 (16 U.S.C. Section 1531, et seq.); (i) Occupational Safety and Health Act of 1970 (29 U.S.C. Section 651, et seq.);and
(j) other federal, state or local laws related to the environment; all as amended.

      1.13. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

      1.14. "FAA" means the Federal Aviation Administration.

      1.15. "FCC" means the Federal Communications Commission.

      1.16. "FRANCHISES" means all franchises, and franchise applications (if any), granted to Seller by any Franchising Authorities, including all amendments thereto and modifications thereof.

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      1.17. "FRANCHISING AUTHORITIES" means all governmental authorities which have issued franchises relating to the operation of the System or before which are pending any franchise applications filed by Seller relating to the operation of the System.

      1.18 RESERVED.

      1.19 "KNOWLEDGE OF SELLER" means the actual knowledge of a particular matter of certain of Seller's executive officers or on-site general manager of the System, each of whom is named on Schedule 1.19.

      1.20. "MATERIAL ADVERSE EFFECT" means a material adverse effect on the operations, assets or financial condition of any of the System, other than (a) matters affecting the cable television industry generally (including, without limitation, legislative, regulatory or litigation matters), (b) matters relating to or arising from local or national economic conditions (including, without limitation, financial and capital markets) and (c) any changes resulting from or relating to the taking of any action contemplated by this Agreement.

      1.21. "MULTI-EMPLOYER PLAN" means a plan, as defined in ERISA Section 3(37) or Section 4001(a)(3), to which Seller or any trade or business which would be considered a single employer with Seller under Section 4001(b)(1) of ERISA contributed, contributes or is required to contribute that provides benefits to employees of Seller employed at the System.

      1.22. "PERMITTED ENCUMBRANCES" means any of the following liens or encumbrances: (a) landlord's liens and liens for current taxes, assessments and governmental charges not yet due or being contested in good faith by appropriate proceedings; (b) statutory liens or other encumbrances that are minor or technical defects in title that do not individually or in the aggregate materially affect the value, marketability or utility of the Assets as presently utilized; (c) such liens, liabilities or encumbrances as are Assumed Liabilities; (d) leased interests in property leased to others and disclosed on
Schedule 3.5; (e) restrictions set forth in, or rights granted to Franchising Authorities as set forth in, the Franchises or applicable laws relating thereto;
(f) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions or other restrictions relating to or affecting the Real Property, that do not materially interfere with the use of such Real Property in the operation of the Systems as presently conducted; (g) as to Real Property, all matters disclosed in Schedule 3.5 other than liens and encumbrances referred to in clause (h) of this Section 1.22; and (h) any other liens or encumbrances that are identified in Section 3.5 that relate to liabilities and obligations that are to be discharged in full at Closing or that will be removed prior to or at Closing.

      1.23. "PERSONAL PROPERTY" means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, supplies and other tangible and intangible personal property, including, without limitation, the Franchises, the Contracts and the Accounts Receivable, that are owned or leased by Seller and used, useful or held for use as of the date hereof in the conduct of the business or operations of the System, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date hereof and the Closing Date.

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      1.24. "REAL PROPERTY" means all of the real property interests of Seller, including, without limitation, fee interests in real estate (together with the buildings and other improvements located thereon), leasehold interests in real estate, easements, licenses, rights to access, rights-of-way and other real property interests that are (a) leased by Seller and used as of the date hereof in the business or operations of the System, or (b) owned by Seller and used as of the date hereof in the business or operations of the System, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date hereof and the Closing Date.

      1.25. "RELATED AGREEMENT" means the Asset Purchase Agreement entered into on the date of this Agreement between Buyer and Northland Cable Properties Seven Limited Partnership for the purchase of cable system in Texas serving Brenham.

      1.26. "SUBSCRIBER" means an active customer (as hereinafter defined) of the System who subscribes for basic cable service in a single household (excluding "second connections" and any account duplication), commercial establishment or multiple dwelling unit ("MDU") (including motels and hotels) and has paid the applicable full non-discounted rate for at least one (1) month's basic cable service (including any applicable deposit and installation charges); provided, that the number of customers in an MDU or commercial establishment that obtains service on a "bulk-rate" basis shall be determined by dividing the gross bulk-rate revenue for basic cable service or expanded basic service (but not revenues from tier or premium services, installation or converter rental) attributable to such MDU or commercial establishment in the System by Seller's standard rate for that level of basic service or expanded basic, as applicable, in the System. For purposes hereof, an "active customer" means a customer whose account does not have an outstanding balance (other than an amount of $5.00 or less) more than sixty (60) days past due (with an account being past due one day after the first day of the period to which the applicable billing relates), does not have a disconnect pending, has not been obtained during the twelve months proceeding any relevant date of computation of the number of subscribers by offers or promotions, other than offers or promotions listed in Schedule 5.1(d) ,or does not come within the definition of "Subscriber" because such account (or any part thereof) has been compromised or written off other than in the ordinary course consistent with past practices.

      1.27 RESERVED.

      1.28. "SYSTEM" means that cable television system owned and operated by Seller and listed by headend and community on Schedule 1.28.

      1.29 RESERVED.

      1.30. LIST OF ADDITIONAL DEFINITIONS. The following is a list of some additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

       Term                         Section
-------------------                ---------
Assumed Liabilities                     2.6

Broadband Business                 Recital B

Buyer's 401(k) Plan                   5.10.5

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
Claimant                              9.4.1

Copyright Act                        3.18.2

Deductible                            9.5.1

Deposit                                 2.3

Escrow Agent                            2.3

Escrow Agreement                        2.3

Excluded Assets                         2.2

Final Report                          2.5.7

Floor                                 6.2.4

Force Majeure Event                   2.5.5

Holdback                              2.4.2

Indemnifying Party                    9.4.1

MDU                                    1.26

Monthly Reporting Date                 5.17

Preliminary Report                    2.5.6

Purchase Price                          2.4

Seller's 401(k) Plan                 5.10.5

Seller's Financial Statements          3.10

Taxes                                  3.13

Transaction Document                10.16.1

Transferred Employees                5.10.1

2.    SALE AND PURCHASE OF ASSETS

      2.1. AGREEMENT TO SELL AND PURCHASE. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Seller on the Closing Date, all of the Assets, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever except for Permitted Encumbrances, which Assets include the following:

            2.1.1. the Personal Property;

            2.1.2. the Real Property;

            2.1.3. the Franchises;

            2.1.4. the Contracts;

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            2.1.5. the Accounts Receivable;

            2.1.6. all of Seller's technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints and schematics, including filings with the Franchising Authorities and the FCC relating to the System (other than the materials described in Section 2.2 hereof);

            2.1.7 all payments and sums deposited or advanced by Seller to a landlord, utility, governmental agency or any other party as a security deposit or in exchange for initiation of a service, other than performance bonds or payments received related to programming;

            2.1.8 subject to Section 2.2, all books and records relating to the business or operations of the Systems, customer records and all records required by the Franchising Authorities to be kept, subject to the right of Seller to have such books and records made available to Seller for a period of three years from the Closing Date; and

            2.1.9. the going concern value and, subject to Section 2.2.5, any of Seller's other intangible assets, if any, with respect to the System.

      2.2. EXCLUDED ASSETS. The Assets shall exclude the following assets (the "Excluded Assets"):

            2.2.1. Seller's cash on hand, (other than petty cash for which an adjustment shall be made under Section 2.5), as of the Closing Date and all other cash in any of Seller's bank or savings accounts, including, without limitation, customer advance payments and deposits; any and all bonds, surety instruments, insurance policies and all rights and claims thereunder, letters of credit or other similar items and any cash surrender value in regard thereto, and any stocks, bonds, certificates of deposit and similar investments;

            2.2.2. Any books and records that Seller is required by law to retain and any correspondence, memoranda, books of account, tax reports and returns and the like related to the System other than those described in Section 2.1.8, subject to the right of Buyer to have access to and to copy for a reasonable period, not to exceed three years from the Closing Date, and Seller's corporate books and records and other books and records related to internal corporate matters and financial relationships with Seller's lenders and affiliates;

            2.2.3. Any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date including, without limitation, fees paid to the U.S. Copyright Office or any causes of action relating to such refunds;

            2.2.4. All programming agreements and retransmission consent agreements of Seller, including those relating to or benefiting the System.

            2.2.5. All trademarks, trade names, service marks, service names, logos and similar proprietary rights of Seller or its affiliates, whether or not used in the business of the System;

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            2.2.6. Except as specifically set forth herein, any Employee Plan,
Compensation Arrangement or Multi-employer Plan;

            2.2.7. All rights to receive fees or services from any affiliate of Seller other than fees for services, if any, rendered by Buyer after Closing;

            2.2.8 Any and all assets and rights of Seller unrelated to the System;

            2.2.9. All equipment, software, licenses and agreements related to Seller's customer billing system;

            2.2.10. Any contracts, agreements or other arrangements between Seller and any affiliate of Seller;

            2.2.11 Those choses in action of Seller whether or not related to the System of the type set forth on Schedule 2.2.11, which shall exclude such choses in action that relate solely to the System and which accrue after Closing; and

            2.2.12. The assets listed on Schedule 2.2.12.

      2.3. EARNEST MONEY DEPOSIT. Upon execution and delivery of this Agreement by Seller and Buyer, Buyer shall deliver to U.S. Bank National Association (the "ESCROW AGENT") the amount of TWENTY-FIVE THOUSAND DOLLARS AND 00/100 ($25,000.00) (the "DEPOSIT"), to secure the obligations of Buyer to close under this Agreement. The Deposit shall be held in an account and applied pursuant to the terms of that certain Escrow Agreement, substantially in the form attached hereto as Exhibit A ("ESCROW AGREEMENT"), to be executed concurrently herewith by Buyer, Seller and Escrow Agent. Upon the Closing, the amount of the Deposit, together with interest thereon, shall be delivered to Seller and credited against the Purchase Price. In the event of a termination of this Agreement, the Deposit together with interest therein shall be paid in accordance with Section
8.2 hereof.

      2.4. PURCHASE PRICE. The purchase price for the Assets shall be ONE MILLION THREE HUNDRED SIXTEEN THOUSAND ONE HUNDRED DOLLARS AND 00/100 ($1,316,100.00) (the "PURCHASE PRICE"), and shall be paid by Buyer to Seller at the Closing as follows:

            2.4.1. Release to Seller of the Deposit together with the interest therein in accordance with the provisions of the Escrow Agreement; and

            2.4.2 Buyer shall deliver to the Escrow Agent for deposit into an escrow account an amount equal to ONE HUNDRED AND THIRTY ONE THOUSAND SIX HUNDRED AND TEN DOLLARS AND 00/100 ($131,610.00) (the "HOLDBACK") to secure Seller's obligations under Section 9.2. The Holdback shall be held in an escrow account and applied pursuant to the terms of the Escrow Agreement. On the eighteen month anniversary of Closing, the Holdback, together with interest thereon, then remaining in the escrow account less any payments due to Buyer or pending claims made by Buyer pursuant to Section 9.4 together with interest attributable thereto, shall be delivered to Seller.

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            2.4.3. Subject to credits for the Deposit and the Holdback, together with interest thereon, and subject to adjustments and prorations set forth in
Section 2.5 below, by wire transfer of the balance of the Purchase Price in immediately available funds to Seller.

      2.5. ADJUSTMENTS AND PRORATIONS.

            2.5.1. All revenues, expenses and other liabilities arising from the System up until midnight on the day prior to the Closing Date, including subscriber and advertising revenues, franchise fees, pole and other rental charges payable with respect to cable television service, utility charges, real and personal property taxes and assessments levied against the Assets, salesperson advances, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets hereunder), and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and liabilities and entitled to all revenues allocable to the conduct of the business or operations of the System for the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs and obligations and entitled to all revenues allocable to the conduct of the business or operations of the System on the Closing Date and for the period thereafter.

            2.5.2. The Purchase Price shall be increased by an amount equal to
(a) 98% of the face amount of all cable service customer Accounts Receivable that are outstanding 30 days or less from the first day of the period to which any outstanding bill relates, and (b) 90% of the face amount of all cable service customer Accounts Receivable that are outstanding more than 30 but fewer than 61 days from the first day of the period to which any outstanding bill relates.

            2.5.3. RESERVED.

            2.5.4. The Purchase Price shall be increased by an amount equal to 100% of the face amount of all payments and sums deposited or advanced by Seller to a landlord, utility, governmental agency or any other party as a security deposit or in exchange for initiation of a service and which will inure to the benefit of Buyer.

            2.5.5. The Purchase Price shall be reduced by an amount equal to (a) any customer advance payments (i.e., customer payments received by Seller prior to the Closing but relating to service to be provided by Buyer after the Closing) and deposits (including any interest owing thereon), (b) except as set forth in Section 2.5.4, above, any other advance payments (e.g., advertising payments received by Seller prior to the Closing but relating to service to be provided by Buyer after the Closing), and (c) the product of $1,070 and the number, if any, by which 1,230 exceeds the actual number of Subscribers in Systems. Notwithstanding, if the System loses fifty (50) or more subscribers in the thirty (30) days prior to Closing due to a Force Majeure Event, Seller may delay Closing up to thirty (30) days to engage in attempts to remediate the event(s) or circumstance(s) that resulted in the loss. For purposes of this
Section 2.5.5, "FORCE MAJEURE EVENT" shall be defined to mean fire, earthquake, flood, labor disputes, utility curtailments, power failures, explosions, civil disturbances, hurricanes, tropical storms, tornadoes, and other similar events that are outside of the control of Seller.

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

            2.5.6. At least ten (10) business days prior to the Closing, Seller will deliver to Buyer a report with respect to the System (the "PRELIMINARY REPORT"), showing in detail the preliminary determination of the adjustments referred to in this Section 2.5, calculated in accordance with such Section as of the Closing Date (or as of any other date(s) agreed to by the parties) together with any documents substantiating the determination of the adjustments to the Purchase Price proposed in the Preliminary Report. The Preliminary Report will include a schedule setting forth advance payments and deposits made to or by Seller, as well as Accounts Receivable information relating to the System (showing sums due and their respective aging as of the Closing Date). The parties shall negotiate in good faith to resolve any dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Date or thereafter in accordance with Section 2.5.7 below. The adjustment shown in the Preliminary Report, as adjusted by agreement of the parties, will be reflected as an adjustment to the Purchase Price payable at the Closing.

            2.5.7. Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a report with respect to the Systems (the "FINAL REPORT"), showing in detail the final determination of any adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Report, together with any documents substantiating the final calculation of the adjustments proposed in the Final Report. If Seller shall conclude that the Final Report does not accurately reflect the adjustments and prorations to be made to the Purchase Price in accordance with this Section 2.5, Seller shall, within thirty (30) days after its receipt of the Final Report, provide to Buyer its written statement of any discrepancies believed to exist. Buyer and Seller shall use good faith efforts to jointly resolve the discrepancies within fifteen (15) days of Buyer's receipt of Seller's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Buyer and Seller cannot resolve the discrepancies to their mutual satisfaction within such 15-day period, Buyer and Seller shall, within the following ten (10) days, jointly designate Deloitte & Touche LLP's Seattle office ("Deloitte") to review the Final Report together with Seller's discrepancy statement and any other relevant documents. Deloitte shall report its conclusions as to adjustments pursuant to this Section 2.5 which shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review. If, after adjustment as appropriate with respect to the amount of the aforesaid adjustments paid or credited at the Closing, Buyer or Seller is determined to owe an amount to the other, the appropriate party shall pay such amount thereof to the other, within three days after receipt of such determination. The cost of retaining such independent public accounting firm shall be split equally between Buyer and Seller.

      2.6. ASSUMPTION OF LIABILITIES AND OBLIGATIONS. As of the Closing Date, Buyer shall assume and pay, discharge and perform the following (collectively, the "ASSUMED LIABILITIES"): (a) all obligations and liabilities of Seller under the Franchises and the Contracts related to the period after the Closing; (b) all obligations and liabilities of Seller to all customers and advertisers of the System for any advance payments or deposits for which Buyer shall have received a credit pursuant to the adjustments under Section 2.5; (c) all obligations and liabilities arising out of events occurring on or after the Closing Date related to the Assets or Buyer's conduct of the business or operations of the System; and (d) the obligations and liabilities listed on
Schedule 2.6. All other obligations and liabilities of Seller shall remain and be the obligations and liabilities solely of Seller.

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

3.    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer , as follows:

      3.1. ORGANIZATION, STANDING AND AUTHORITY. Seller is a corporation duly organized and validly existing under the laws of the State of Washington, and is qualified to conduct business in each jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. Seller has the requisite corporate power and authority (a) to own, lease and use the Assets as presently owned, leased and used by it, and (b) to conduct the business and operations of the Systems as presently conducted by it.

      3.2. AUTHORIZATION AND BINDING OBLIGATION. Seller has the corporate power and authority to execute and deliver this Agreement and to carry out and perform all of its other obligations under the terms of this Agreement. All corporate action by Seller necessary for the authorization, execution, delivery and performance by it of this Agreement has been taken. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except (a) as rights to indemnity, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein, (b) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and (c) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      3.3. ABSENCE OF CONFLICTING AGREEMENTS. Subject to obtaining the Consents listed on Schedule 3.8, other than as identified on Schedule 3.3, the execution, delivery and performance of this Agreement by Seller will not: (a) violate the articles of incorporation and by-laws, as amended, of Seller; (b) violate any law, judgment, order, ordinance, injunction, decree, rule or regulation of any court or governmental instrumentality applicable to Seller with respect to the Assets; or (c) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, accelerate or permit the acceleration of any performance required by the terms of, any Contract.

      3.4. FRANCHISES. Schedule 3.4 lists all Franchises that are held for use in connection with the operations of the System, and includes the parties thereto, the execution date thereof, and the expiration date thereof, and the franchise fee expressed as a percentage, as further described in the respective Franchise. True and complete copies of such Franchises (together with any and all amendments thereto) have been delivered to Buyer. Each of the Franchises listed on Schedule 3.4 is valid and in full force and effect in accordance with its terms. No proceedings are pending or, to the Knowledge of Seller, threatened, to revoke, terminate or cancel any of the Franchises. Except as listed on Schedule 3.4, or as otherwise disclosed in writing to Buyer, the Seller and the operations of the System by Seller are in compliance with the terms and conditions of the Franchises.

      3.5. REAL PROPERTY. Schedule 3.5 lists all Real Property related to the System and owned by Seller and all leases of Real Property related to the System and to which Seller is a party (but excluding easements, rights of way and similar interests in real property) and for each lease provides the parties thereto, the execution date thereof, the expiration date thereof, and the current rent payable thereunder. As to the Real Property which is designated in Schedule 3.5 as being owned by Seller, except as set forth in Schedule 3.5, Seller has good and marketable title in fee simple to such premises and all buildings, improvements and fixtures thereon, free and clear of all claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever, except for Permitted Encumbrances. Seller has delivered to Buyer true and correct copies of each lease and deed pursuant to which Seller acquired any parcel of owned Real Property included in the Sale Assets, and any title opinions, surveys and appraisals relating to such Real Property included in the sale that are in Seller's possession or under its control and of all title insurance policies currently in effect with respect to any such parcel of Real Property. Seller has provided to Buyer true and complete copies of, and Schedule 3.5 sets forth a list of, all (a) assessments, studies, reports and surveys relating to the environmental condition of any of the Real Property included in the Assets that are in each Seller's possession or under its control and (b) notices and other correspondence received by Seller from any governmental authority or other person relating to any violations of Environmental Laws in connection with such Real Property, the Assets or the operation of the System.

      3.6. PERSONAL PROPERTY. Except as set forth in Schedule 3.6, as to the System, Seller has, or will have on the Closing Date, good title to all Personal Property owned by Seller, and as of the Closing Date none of the Personal Property will be subject to any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever, except for Permitted Encumbrances. Schedule 3.6 sets forth all material Personal Property including, but not limited to, vehicles (listing make, model and vehicle identification number), test equipment, and current inventory. Except as set forth in Schedule 3.6, the Personal Property is in reasonable operating condition and repair.

      3.7. AGREEMENTS. Schedule 3.7 lists all pole attachment and conduit agreements, railway crossing agreements, easements, rights of way and similar interests in Real Property, licenses, permits, governmental authorizations (other than franchises set forth on Schedule 3.4), and other agreements, written or oral (including any amendments and other modifications thereto), to which Seller is a party and that relate to the Assets or the business or operations of the Systems (other than the Franchises, programming agreements and any contracts that are Excluded Assets) in existence as of the date hereof except for: (a) subscription agreements with individual residential customers for the cable services provided by the Systems; (b) oral employment contracts and miscellaneous service contracts terminable by Seller at will without penalty; and (c) any contracts involving liabilities less than or equal to $5,000 and which are not material to the operation of the Broadband Business. Schedule 3.7 includes, for each agreement listed, the parties thereto, the execution date and the expiration date thereof. Seller has delivered to Buyer true and complete copies of all written agreements disclosed in Schedule 3.7. All of the agreements listed on Schedule 3.7 are valid and binding and are in full force and effect and legally enforceable in accordance with their terms upon the other parties thereto. There is no material breach or default by Seller under any of the agreements listed on Schedule 3.7, or, to the Knowledge of Seller, any other party thereto.

      3.8. CONSENTS. Except for the Consents described in Schedule 3.8, no consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required to consummate this Agreement and the transactions contemplated hereby.

      3.9.  INFORMATION ON SYSTEM.

            3.9.1. Schedule 3.9.1 lists as of June 30, 2004 (unless a later date is specified on Schedule 3.9): (a) the approximate number of miles of energized cable plant (aerial and underground, in each case stated as a number which such miles shall not exceed), and the approximate number of dwellings passed; (b) the total number of Subscribers in the System; (c) the bandwidth capacity of the System specified in MHz, and (d) the number of channels activated throughout the System.

            3.9.2. Schedule 3.9.2 sets forth as of June 30, 2004: (a) the rates charged as of the date of this Agreement to customers for each class of service;
(b) all discounts, regardless of whether standard or offered in the ordinary course, from the standard rates and charges offered by the Broadband Business;
(c) the dollar amounts of all rate changes within the Broadband Business since December 31, 2003, and (d) all marketing, advertising and promotional programs currently in effect and any such programs conducted since December 31, 2003.

            3.9.3. The System duly and properly carries and delivers the respective channels indicated in Schedule 3.9.3. Seller has obtained all required FCC clearances for the operation of the Systems in all necessary aeronautical frequency bands.

            3.9.4 Seller has attached hereto as Schedules 3.9.4 (a), (b) and (c) respectively: (a) true and complete copies of the most recent proof of performance tests and cumulative leakage index reports for the System, (b) true and complete copies of Seller's channel line-ups for the System, including a designation of which stations are carried under retransmission consent agreements and pursuant to must-carry elections, and (c) a true and complete list of each "courtesy" and discount account.

      3.10. FINANCIAL STATEMENTS. Schedule 3.10 contains true and complete copies of unaudited statements of operations of the Seller with respect to the System for Fiscal Year 2002, 2003 and 2004 (each ending December 31) (collectively, the "SELLER'S FINANCIAL STATEMENTS"). The Seller's Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, except for the absence of balance sheets, footnotes and statements of cash flows and subject to normal year-end adjustments. The Seller's Financial Statements are in accordance with the books and records of Seller and present fairly in all material respects the results of operations for the periods then ended.

      3.11. EMPLOYEE BENEFIT PLANS.

            3.11.1. All of Seller's Employee Plans and Compensation Arrangements providing benefits to employees of the Seller who work at the System as of the date of this Agreement are listed in Schedule 3.11, and copies of any such Employee Plans and Compensation Arrangements (or related insurance policies) and any amendments thereto have been delivered to Buyer, along with copies of any currently available employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Except as disclosed in Schedule 3.11, there is not now in effect or to become effective after the date of this

Agreement and until the Closing Date, any new Employee Plan or Compensation Arrangement or any amendment to an existing Employee Plan or Compensation Arrangement which will affect the benefits of employees or former employees of the Seller who work at the System.

            3.11.2. Each of Seller's Employee Plans and Compensation Arrangements has been administered without material exception in compliance with its own terms and, where applicable, with ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state laws. None of Seller or any trade or business which would be considered a single employer with Seller under Section 4001(b)(1) of ERISA has incurred or could reasonably be expected to incur material liability under Title IV of ERISA or the minimum funding requirements under Section 302 of ERISA.

            3.11.3. Except as disclosed in Schedule 3.11, Seller does not contribute to and is not required to contribute to any Multi-employer Plan with respect to any employees of the System.

      3.12. LABOR RELATIONS. Schedule 3.12 contains a true and complete list of
(a) the names and dates of hire of all persons employed by Seller in connection with the operation of the System and (b) all employment, consulting, non-competition, benefit, severance and other arrangements with any current employee with respect to the System. Seller is not a party to or subject to any collective bargaining agreements with respect to any employees of the System. Seller has no written or oral contracts of employment with any employee of the System, other than oral employment agreements terminable by Seller at will without penalty. Seller has delivered to Buyer true and complete copies of all written agreements set forth on Schedule 3.12. Neither Seller nor the Broadband Business is the subject of any legal proceeding relating to employment discrimination or unfair labor practices, and no factual basis exists therefore. Seller has fewer than fifty (50) employees, and compliance with the federal Worker Adjustment and Retraining Notification Act (or any comparable state law) is not required in connection with the transactions contemplated hereby after taking into account other sales transactions by Seller or its affiliates. Except as set forth on Schedule 3.12, no affiliate of Seller or of any officer, director, shareholder or employee of Seller or any of its affiliates is a party, directly or indirectly, to any transaction with Seller with respect to the Broadband Business, other than (i) as an employee of Seller or any of its affiliates as set forth on Schedule 3.12 or (ii) pursuant to a management agreement which will terminate as of Closing. Seller has delivered to Buyer a separate list of compensation payable to employees.

      3.13. TAXES, RETURNS AND REPORTS. All federal, state and local tax returns required to be filed by Seller through the date hereof in connection with the operation of the System with respect to any federal, state or local taxes (the "TAXES") have been filed. Except as set forth in Schedule 3.13, all Taxes which are due and payable or disputed in good faith have been properly accrued or paid or are being contested in good faith by appropriate proceedings.

      3.14. CLAIMS AND LEGAL ACTIONS. Except as set forth in Schedule 3.14, and except for any investigations and rule-making proceedings affecting the cable industry generally, there is (a) no legal action, counterclaim, suit, arbitration or (b) no claim or governmental investigation, pending or to the Knowledge of Seller, threatened against or relating to the Assets or the business or operations of the System.

      3.15. ENVIRONMENTAL MATTERS.

            3.15.1. Except as disclosed in Schedule 3.15, to the Knowledge of Seller, Seller's operations with respect to the Systems and the Real Property comply with all applicable Environmental Laws. Except as described in Schedule 3.15, no underground storage tanks are located on the Real Property owned by Seller and, to the Knowledge of Seller, no underground storage tanks are located on Real Property leased by Seller.

            3.15.2. To the Knowledge of Seller, no hazardous substances, pollutants, contaminants or petroleum products, as such terms are defined in Environmental Laws, are present on the Real Property, whether inside or outside of any building, in such a manner as may require material remediation under any applicable Environmental Laws.

            3.15.3. Seller has not received written notice from any governmental authority of any violation by Seller with respect to the System of any Environmental Laws which violation has not been remedied or cured on or prior to the date hereof.

      3.16. COMPLIANCE WITH LAWS. Seller has complied and is in compliance with all federal, state and local laws, rules, regulations and ordinances applicable to the System, except for such noncompliance which would not have a Material Adverse Effect.

      3.17. CONDUCT OF BUSINESS IN ORDINARY COURSE. Since December 31,
2004, Seller has conducted the business and operations of the System only in the ordinary course and has not suffered any changes, events or conditions that, individually or in the aggregate, have had a Material Adverse Effect. The name(s) "Northland Cable Television, Inc.", "Northland Cable Television", "Northland Cable" and "Northland" are the only name(s) that have been used in the conduct of the Broadband Business during the six (6) years preceding the date hereof.

      3.18. FCC AND COPYRIGHT COMPLIANCE.

            3.18.1. Seller is permitted under all applicable FCC rules, regulations and orders to distribute the transmissions of video programming or other information that the Seller makes available to customers of the System presently being carried to the customers of and by the System and to utilize all carrier frequencies generated by the operations of the System, and is licensed to operate all the facilities required by law to be licensed, including, without limitation, any business radio and any cable television relay service system, being operated as part of the System. Except as provided in Schedule 3.18, Seller's operation of the System and of any FCC-licensed or registered facility used in conjunction with Seller's operation of the System is in compliance with the FCC's rules and regulations and the provisions of the Cable Act, and all required reports to the FCC related to the System are materially true and correct and have been timely filed, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

            3.18.2. Seller has deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act of 1976, as amended (the "COPYRIGHT ACT"), with respect to the business and operations of the System as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in

Section 111 of the Copyright Act. The System are in compliance with the Copyright Act and the rules and regulations of the U.S. Copyright Office, except for such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect and except as to potential copyright liability arising from the performance, exhibition or carriage of any music on the System. Except as provided in Schedule 3.18, to the Knowledge of Seller there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other party which questions the copyright filings or payments made by Seller with respect to the System. All music royalty fees payable with respect to the System have been timely paid, and, except as disclosed in Schedule 3.18, Seller has not participated in any industry-wide settlement with BMI, ASCAP, SESAC (or any other music licensing organization) relating to liability for music royalties.

            3.18.3. All necessary FAA approvals have been obtained with respect to the height and location of towers used in connection with the operation of the System and are listed in Schedule 3.7. The towers are being operated in compliance with applicable FCC and FAA rules, except for such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.

            3.18.4. The System meets the requirements under Section 11.11(a) of the FCC's Rules with respect to broadcast of the Emergency Alert System.

      3.19. BONDS, INSURANCE AND LETTERS OF CREDIT. Each insurance policy, performance bond, letter of credit, deposits and similar guarantee maintained or required to be maintained in connection with the System is set forth on Schedule 3.19, together with the amount thereof. Seller has delivered to Buyer true and complete copies of all such bonds and letters of credit.

      3.20 ACCOUNTS RECEIVABLE. All accounts receivable included in the Assets are bona fide and are attributable to transactions in the ordinary course.

      3.21 OVERBUILDS. To Seller's Knowledge, within the communities set forth on Schedule 1.28: (a) no franchise has been issued, and no application therefor is pending, that relates to the operation of a cable television system by a person other than Seller; (b) no person other than Seller is providing cable television service under a franchise granted by any local franchising authority; and (c) no person is providing cable television service who has not obtained a franchise permitting the construction, operation and maintenance of a cable television system.

      3.22. COMPLETE REPRESENTATIONS. No representation or warranty by Seller in this Agreement or any Schedule hereto or any other agreement or certificate to be delivered pursuant hereto contains or shall contain any untrue statement of material fact, or omits to state any material fact required to make the statements herein or therein not misleading.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller, as follows:

      4.1. ORGANIZATION, STANDING AND AUTHORITY. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business as a foreign limited liability company in each jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. Buyer has the requisite power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder.

      4.2. AUTHORIZATION AND BINDING OBLIGATION. Buyer has the corporate power and authority to execute and deliver this Agreement and to carry out and perform all of its other obligations under the terms of this Agreement. All corporate action by Buyer necessary for the authorization, execution, delivery and performance by Buyer of this Agreement has been taken. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except (a) as rights to indemnity, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein, (b) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and (c) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      4.3. ABSENCE OF CONFLICTING AGREEMENTS. Subject to obtaining the Consents listed on Schedule 3.8, the execution, delivery and performance of this Agreement by Buyer will not: (a) require the consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party; (b) violate the governing documents of Buyer; (c) violate any material law, judgment, order, ordinance, injunction, decree, rule or regulation of any court or governmental instrumentality; or (d) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not perform hereunder and acquire or operate the Assets.

      4.4. BUYER QUALIFICATION. Buyer knows of no reason why it cannot become the franchisee pursuant to the Franchises, and to its knowledge has the requisite qualifications to own and operate the System.

      4.5. AVAILABILITY OF FUNDS. Buyer will have available on the Closing Date sufficient unrestricted funds to enable it to consummate the transactions contemplated hereby.

5.    COVENANTS OF THE PARTIES

      5.1. CONDUCT OF THE BUSINESS OF THE SYSTEMS. Except as contemplated by this Agreement, disclosed on Schedule 5.1 or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), between the date hereof and the Closing Date, Seller shall operate the System in the ordinary course of business in accordance with past practices and shall as to the System:

                  (a) not enter into any contract or commitment, which is either not terminable at any time without penalty to Buyer or which involves the payment of more than $10,000, and requires Buyer to assume obligations under such contract or commitment;

                  (b) not sell, assign, lease or otherwise dispose of any of the Assets, except for assets consumed or disposed of in the ordinary course of business, where no longer used or useful in the business or operations of the System or in conjunction with the acquisition of replacement property of equivalent kind and value;

                  (c) not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge or encumbrance upon the Assets, except for Permitted Encumbrances;

                  (d) Except as set forth on Schedule 5.1(d), not change customer rates for any level of service or charges for remotes or installation, or change billing, disconnect or marketing practices; and.

                  (e) not engage in any marketing or promotion other than set forth on Schedule 5.1(d).

      5.2. ACCESS TO INFORMATION. Seller shall allow Buyer and its authorized representatives reasonable access upon reasonable advance notice and at Buyer's expense during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts and documents relating to the System for the purpose of inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information ordinarily prepared by Seller and available with respect to the affairs and business of the System as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operations of Seller's business. Buyer shall promptly disclose to Seller, in writing, any and all facts that a Responsible Officer has reason to believe may give rise to a material claim under this Agreement. A Responsible Officer of Buyer shall mean any of the following individuals: Heather Wood, Craig Rosenthal, and Jake Sturdy..

      5.3. CONFIDENTIALITY. Each party shall keep secret and hold in confidence for a period of three years following the date hereof, any and all information relating to the other party that is proprietary to such other party, other than the following: (a) information that has become generally available to the public other than as a result of a disclosure by such party; (b) information that becomes available to such party or an agent of such party on a non-confidential basis from a third party having no obligation of confidentiality to a party to this Agreement; (c) information that is required to be disclosed by applicable law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such affiliate are listed or traded; and (d) disclosures made by any party as shall be reasonably necessary in connection with obtaining the Consents. In connection with disclosure of confidential information under (c) and (d) above, the disclosing party shall give the other party hereto timely prior notice of the anticipated disclosure and the parties shall cooperate in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of such material. Upon Closing, Buyer shall have the unilateral right, as Buyer so chooses, to disclose information pertaining to the Assets and/or System, and such disclosure right shall in no way be limited or governed by any other portion of this Section 5.3.

      5.4. PUBLICITY. Prior to Closing, neither party hereto will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except (a) either party may, without the other party's prior written consent, disclose information to its financing sources and professional advisors, including accountants, attorneys, investors, financial advisors, bankers and other experts, and (b) either party may make public statements or disclosures as may be required by applicable laws, including SEC requirements, in which event the party required to make the release or announcement shall, if possible, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

      5.5. CONSENTS. Following the execution hereof, Seller shall make such applications to the Franchising Authorities and other third parties for the Consents, and shall otherwise use its commercially reasonable efforts to obtain the Consents as expeditiously as possible. In no event shall Seller be required, as a condition of obtaining such Consents, to expend any monies on, before or after the Closing Date (other than expenses typically incurred in connection with the efforts to obtain such Consents), or to offer or grant any accommodations or concessions adverse to Seller or to engage in litigation or other adversarial proceedings. Buyer shall use its commercially reasonable efforts to promptly assist Seller and shall take such prompt and affirmative actions as may reasonably be necessary in obtaining such Consents and shall cooperate with Seller in the preparation, filing and prosecution of such applications as may reasonably be necessary, including, without limitation, making management and other personnel of Buyer available to assist in obtaining such Consents. The parties agree to use commercially reasonable efforts to obtain consents to (i) the transfer of the Franchises in substantially the form attached hereto as Exhibit B-1, and (ii) the transfer of the leases and other Contracts in substantially the form attached hereto as Exhibit B-2. Seller shall not agree to any adverse change in any Franchise or Contract as a condition to obtaining any authorization, consent, order or approval necessary for the transfer of such Franchise or Contract unless Buyer shall otherwise consent. Buyer agrees that it shall not, without the prior written consent of Seller (which may be withheld at Seller's sole discretion), seek amendments or modifications to Franchises or Contracts. To the extent reasonably practicable, Seller shall notify Buyer in advance of all meetings, conference calls and other similar events relating to any of the Consents such that Buyer will have the opportunity to attend and/or participate therein. If providing such notice is not reasonably practicable or if Buyer is unable to attend or participate in such meeting, conference call or other similar event, Seller shall, within a reasonable time period thereafter, provide Buyer with an update with respect to the matters discussed therein. Buyer shall be entitled to review the form(s) of consent and all notices and filings being submitted prior to the submission thereof. Seller shall promptly deliver to Buyer a true and correct copy of each Consent as each such Consent is obtained. Seller expressly acknowledge that nothing contained in this Agreement shall prevent Buyer, its officers, employees, Affiliates, representatives or other agents from making statements or inquiries to, making presentations to or responding to requests initiated by any person from which any Consent is sought. Buyer shall not be required to accept any consent or approval the terms of which contain any change in the underlying instrument that would be adverse to Buyer. Buyer shall, at Seller's request, promptly furnish Seller with copies of such documents and information with respect to Buyer, including financial information and information relating to the cable and other operations of Buyer and any of its affiliated or related companies, as Seller may reasonably request in connection with the obtaining of any of the Consents or as may be reasonably requested by any person in connection with any Consent.

Notwithstanding anything to the contrary contained in this Section 5.6, Seller's obligations hereunder with respect to pursuing any Consent shall be fully satisfied with respect to: (x) the transfer of pole attachment or conduit contracts, if Buyer, solely on its own behalf, has executed a new contract with the respective pole company or if such pole company has indicated in writing to Buyer that it is willing to execute a new contract with Buyer on terms that are substantially the same as the terms of the existing agreement and that Buyer may remain on the poles of the respective pole company while such contract is being negotiated, in either case on or before Closing; and (y) the transfer of railroad crossing permits or contracts, if Buyer, solely on its own behalf, has executed a new permit or contract with the respective railroad company or if such railroad company has indicated in writing to Buyer that it is willing to execute a new permit or contract with Buyer on terms that are substantially the same as the terms of the existing agreement, in either case on or before Closing.

      5.6. TAXES, FEES AND EXPENSES. Buyer and Seller shall equally split all sales, use, transfer, purchase taxes and fees, filing fees, recordation fees and application fees, if any, arising out of the transactions contemplated herein; provided however, that in the event a Franchising Authority seeks compensation for the cost and expense associated with reviewing Buyer's qualifications, Seller shall independently bear all such costs and expenses other than additional costs which result from Buyer's failure to reasonably cooperate with information requests from such Franchising Authority, in which event Buyer shall bear such additional costs. Each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

      5.7. BROKERS. Each of Buyer and Seller represents and warrants that neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement, except that Seller has retained Daniels & Associates, L.P., whose fees shall be paid by Seller. Buyer agrees to defend, indemnify and hold harmless Seller against any fee, commission, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by Buyer, and Seller agrees to defend, indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by Daniels & Associates, L.P., or any other broker or finder employed or alleged to have been employed by Seller.

      5.8. RISK OF LOSS. The risk of loss, damage or destruction to the Systems from fire, theft or other casualty or cause shall be borne by Seller at all times up to the Closing Date. It is expressly understood and agreed that in the event of any material loss or damage to any portion of the Assets from fire, casualty or other cause prior to the Closing Date, Seller shall promptly notify Buyer of same in writing. Such notice shall report the loss or damage incurred, the cause thereof, if known, and any insurance coverage related thereto.

      5.9. TRANSITIONAL MATTERS. For a period of one hundred and twenty (120) days following the Closing, Buyer may continue to operate the System using the tradename Northland Cable Television and related names and marks used in the System on the Closing Date, to the extent reasonably necessary, but in any event in accordance with the trademark usage guidelines attached hereto as Exhibit G; provided, however, that Buyer shall have no obligation at any time to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties or as are used in similar fashion, making such removal or discontinuation impracticable. Pursuant to the terms of a transitional billing services agreement, substantially in the form attached hereto as Exhibit H, for a period of up to one hundred and twenty (120) days after the Closing, Seller shall provide Buyer with access to a support regarding the use of Seller's customer billing system, all at Buyer's sole cost and expense. Seller shall cooperate with Buyer, prior to and after Closing, at Buyer's sole cost and expense, including reasonable compensation for any time and assistance in excess of ten hours of transition support, to transition billing services from Seller's billing systems to Buyer's billing systems. With respect to the System, Seller shall maintain inventory including, but not limited to, spare parts, equipment, fiber, cable and supplies in amount, type and quality substantially the same as set forth on Schedule 3.6.

      5.10. EMPLOYEE BENEFIT MATTERS.

            5.10.1. It is clearly understood that Buyer has no obligation to employ any of Seller's employees employed at the System and that Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any employee, including, without limitation, wages, salaries, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination. Buyer agrees that it will provide Seller with notice of which, if any, employees of the System Buyer intends to hire (the "TRANSFERRED EMPLOYEES") at least twenty (20) days before the estimated Closing Date.

            5.10.2. As of the Closing Date, Seller shall terminate employment of all Transferred Employees.

            5.10.3. Buyer shall offer health plan coverage to all of the full-time Transferred Employees, on terms and conditions generally applicable to all of Buyer's similarly-situated full-time employees. For purposes of providing such coverage, Buyer shall waive all preexisting condition limitations for all such employees of the System covered by the Seller's health care plan as of the Closing Date (other than preexisting conditions which were excluded by Seller's health care plan) and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Buyer shall credit all employee payments toward deductible and co-payment obligation limits under Seller's health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer's health care plans during the plan year which includes the Closing Date, with respect to Transferred Employees.

            5.10.4. For each Transferred Employee, Buyer shall give past service credit for all crediting purposes under each of its employee benefit plans that, on or after the Closing Date, provides coverage to Transferred Employees to the same extent such employment service was credited for similar purposes under Seller's employee benefit plans prior to the Closing Date.

            5.10.5. Within a reasonable period of time after the Closing, Seller shall cause the trustee for the Northland Telecommunications Corporation 401(k) Plan (the "Seller's 401(k) Plan") to effect "direct rollovers" of the account balances under the Seller's 401(k) Plan (the "Buyer's 401(k) Plan") of all Transferred Employees who request such a rollover to Buyer's 401(k) Plan. The direct rollovers contemplated by this Section 5.10.5 shall be in cash or a

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

combination of cash and in kind, as may be mutually agreeable to Seller and Buyer; provided, that the Buyer's 401(k) Plan shall be obligated to accept as a part of such rollovers, as applicable, any promissory notes with respect to Transferred Employees that have taken participant loans from the Seller's 401(k) Plan and that are outstanding as of the Closing Date. Prior to the date of such rollovers, and as a precondition thereto, Buyer shall deliver to Seller a copy of the most recently issued IRS determination letter (or other proof reasonably satisfactory to counsel for the Seller) that the Buyer's 401(k) Plan is qualified under the Code. Subsequent to the above-described rollovers to the Buyer's 401(k) Plan, neither Seller nor the Seller's 401(k) Plan shall retain any liability with respect to such Transferred Employees to provide them with benefits in accordance with the terms of the Seller's 401(k) Plan. On or prior to the Closing Date, Seller shall deliver to Buyer a list of all Transferred Employees, indicating thereon the total amount deferred in pre-tax dollars to the Seller's 401(k) Plan by each Transferred Employee under the terms of Section 402(g) of the Code with respect to the calendar year in which the Closing occurs.

            5.10.6. Seller shall be responsible, and Buyer shall have no responsibility or liability, for providing health care continuation coverage and notice of such coverage to any employee of Seller who may be terminated by Seller before or after Closing or their eligible dependents, without regard to whether the entitlement to such coverage (or notice of such coverage) arises in connection with the transactions contemplated by this Agreement. Seller's obligations with respect to continuation coverage shall continue for the full continuation coverage period set forth in Section 602(2)(A) of ERISA and in accordance with the applicable Treasury regulations under Section 4980B of the Code. Buyer shall notify Seller as soon as Transferred Employees become eligible and elect to participate under Buyer's health care plan following the Closing.

      5.11. BONDS, LETTERS OF CREDIT, ETC. Buyer shall take all reasonably necessary steps, and execute and deliver all reasonably necessary documents, to insure that within 15 days after the Closing Buyer has delivered each such bonds, letters of credit, indemnity agreements and similar instruments currently maintained and in effect as set forth in Schedule 3.19 in such amounts and in favor of such Franchising Authorities and other third parties requiring the same in connection with the Franchises and the Contracts. Buyer shall not be obligated under this Section 5.11 to deliver any instrument not set forth in
Schedule 3.19.

      5.12. NON-COMPETITION. Seller covenants and agrees that, unless Buyer shall otherwise give its prior written consent, for a period of twenty four (24) months from Closing it will not directly or indirectly (i) own, manage, operate, control or engage, directly or indirectly, in the business of operating a wireline video cable television system within the franchise area currently serviced by the System or (ii) solicit any person who was employed by Seller at the System, and accepts a position of employment by Buyer. Notwithstanding the foregoing, nothing herein shall be construed to prohibit or restrict the ownership of a company's securities listed on a national securities exchange or the National Association of Securities Dealers Automated Quotations System, which (x) constitutes less than 5% of the outstanding voting stock of such company, (y) does not constitute control over such company and (z) is held solely for investment purposes. Notwithstanding anything to the contrary herein, no provision of clause (i) of the foregoing non-competition covenant shall restrict any of Seller's affiliates activities outside of the franchise area served by the System.

      5.13. TITLE INSURANCE. Seller shall cooperate with Buyer if Buyer elects to obtain title insurance policies or surveys (including any environmental impact statements) on any Real Property owned in fee or leased. Buyer shall have the sole responsibility for obtaining and paying for such policies and surveys. The parties agree that the obtaining of title insurance and surveys on any Real Property shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby.

      5.14. LIEN SEARCHES. As soon as practicable, Seller shall obtain and deliver to Buyer copies of the results of complete lien, tax and judgment searches conducted with respect to the entire System (including states and counties, and including federal tax and judgment searches) and with respect to all corporate, fictitious and assumed names used by Seller in connection with the Broadband Business during the six (6) years preceding the date hereof. Buyer and Seller shall share equally all fees and costs arising out of any lien, tax and judgment searches.

      5.15. NOTICE. To the extent of Knowledge of Seller, Seller shall promptly notify Buyer of any material adverse change relating to Seller, the Broadband Business, or the Assets and of any fact, event or condition that, if existing as of the date hereof, would have been required to be disclosed in any of the Schedules hereto.

      5.16. RESERVED.

      5.17. MONTHLY REPORTS. Seller shall provide Buyer, following the date hereof and until Closing, on a monthly basis and promptly upon preparation but no later than within thirty (30) days after the Monthly Reporting Date (as defined hereafter): (a) the number of Subscribers in the System as of the Monthly Reporting Date; (b) billing reports for the Systems for the one (1) month period ending on the Monthly Reporting Date; and (c) income statements for the Systems for the one (1) month period ending on the Monthly Reporting Date. For purposes of this Agreement the "MONTHLY REPORTING DATE" shall be the last day of each calendar month.

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE

      6.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE. The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Buyer for purposes of consummating such transactions:

            6.1.1. Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects (provided that to the extent any representation or warranty has a "materiality", "Material Adverse Effect", or similar qualification, it shall not be further qualified by the use of the word "material" in this Section 6.1.1) at and as of the Closing Date as though such representations and warranties were made at and as of such time except to the extent changes are contemplated pursuant to this Agreement.

            6.1.2. Covenants and Conditions. Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            6.1.3. No Injunction, Etc. No action, suit or other proceeding shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby.

            6.1.4. Consents. Each of the following Consents shall have been duly obtained and delivered to or waived by Buyer: (a) the Consents of the Franchising Authorities and other third parties listed on Schedule 3.8; and (b) the Consents of the FCC, except for any FCC consent to any business radio license that Buyer reasonably expects can be obtained within 120 days after the Closing and so long as a temporary authorization is available to Buyer under FCC rules with respect thereto.

            6.1.5. Deliveries. Seller shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 7.2.

            6.1.6. Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the financial condition of the System, taken as a whole, other than matters affecting the cable television industry generally (including, without limitation, legislative, regulatory or litigation matters) and matters relating to or arising from local or national economic conditions (including financial and capital markets). For clarification purposes, a change in the number of Subscribers that does not fall below the Minimum Subscriber number set forth in
Section 6.17 and that is subject to price adjustment as set forth in Section 2.5, shall not constitute a Material Adverse Change.

            6.1.7. Minimum Subscribers. As of the Closing Date, the Broadband Business shall have no fewer than 890 Subscribers.

            6.1.8. Discharge. Seller shall have discharged in full or removed Permitted Encumbrances as set forth in Section 1.22(h).

            6.1.9. Inventory. The inventory of spare parts, equipment, fiber and cable on hand as of the Closing included in the Assets shall be in amount, type and quality substantially the same as set forth on Schedule 3.6.

            6.1.10. Additional Systems. The Closing under the Related Agreement shall have occurred prior to or concurrent with the Closing of this Agreement.

            6.1.11. RESERVED.

            6.1.12. Transitional Billing Services Agreement. Seller shall have executed a subscriber billing transition services agreement substantially in the form attached hereto as Exhibit H.

      6.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO CLOSE. The obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Seller for purposes of consummating such transactions:

            6.2.1. Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects (provided that to the extent any representation or warranty has a "materiality", "Material Adverse Effect", or similar qualification, it shall not be further qualified by the use of the word "material" in this Section 6.2.1) at and as of the Closing Date as though such representations and warranties were made at and as of such time except to the extent changes are contemplated pursuant to this Agreement.

            6.2.2. Covenants and Conditions. Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            6.2.3. No Injunction, Etc. No action, suit or other proceeding shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby.

            6.2.4. Purchase Price Floor. Notwithstanding anything to the contrary set forth in Section 2.5.5(c), except as provided in clause (b), the Purchase Price shall in no event be reduced below ONE MILLION FIFTY THOUSAND DOLLARS AND 00/100 ($1,050,000) (the "Floor"). If the Purchase Price adjustment set forth in Section 2.5.5 (c) would result in a Purchase Price below the Floor then either (a) Buyer may elect to set the Purchase Price at the Floor or, (b) if Buyer does not elect under Section 6.2.4(a) Seller may elect to close subject to the full Purchase Price adjustment irrespective of the amount of reduction below the Floor, or (c) if neither Buyer nor Seller make an election under
Section 6.2.4(a) or (b), then this Agreement shall be terminated.

            6.2.5. Deliveries. Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 7.3.

            6.2.6. Transitional Billing Services Agreement. Buyer shall have executed a subscriber billing transition services agreement substantially in the form attached hereto as Exhibit H.

7.    CLOSING AND CLOSING DELIVERIES

      7.1. CLOSING. Subject to Sections 2.5.5 and 6.2.4, if practicable, the Closing will be held on the last business day of the calendar month during which the conditions set forth in Sections 6.1.4 hereof shall have been satisfied; provided, however, that if the Closing is not held on the last business day of the calendar month during which such conditions shall have been satisfied, the Closing shall be held on the last business day of the next succeeding calendar month, or on such other date as Buyer and Seller may mutually agree. The Closing shall be held at 10:00 am. local time at the Seller's offices at 101 Steward Street, Suite 700, Seattle, WA 98101, or will be conducted by mail or at such other place and time as the parties may agree. Notwithstanding the foregoing, the parties agree that the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date, and all references herein that relate to the date and time of the Closing, including provisions dealing with adjustments to the Purchase Price, shall refer to such effective date and time.

      7.2. DELIVERIES BY SELLER. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

            7.2.1. Transfer Documents. A duly executed Bill of Sale, substantially in the form attached hereto as Exhibit F, special warranty deeds (subject to all matters of record), motor vehicle titles, assignments and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer or its permitted assignees, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever except for Permitted Encumbrances;

            7.2.2 Assumption Agreements. A duly executed Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit E, pursuant to which Seller shall assign the Assumed Liabilities;

            7.2.3. Consents. The Consents required by Section 6.1.4;

            7.2.4. Officer's Certificate. A certificate, dated as of the Closing Date, executed by the President or a Vice President of the Seller, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 6.1.1 and 6.1.2 are satisfied;

            7.2.5. Secretary's Certificate. One or more certificates, dated as of the Closing Date, executed by the Secretary of the Seller, without personal liability: (a) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Seller, authorizing and approving the execution of this Agreement on behalf of Seller and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; (b) certifying as to the incumbency of the person signing this Agreement and any other documents on behalf of Seller; (c) the Certificate of Incorporation of Seller (copies of which shall be attached to the Certificate), certified by the Secretary of State of its state of formation; and (d) the Articles of Incorporation and By-laws of Seller (copies of which shall be attached to the Certificate).

            7.2.6. Opinions of Counsel. Opinions of Seller's counsel dated as of the Closing Date, substantially in the forms attached hereto as Exhibit C-1 and Exhibit C-2; and

            7.2.7. Subscriber List. A true and complete subscriber list as of the date reasonably close to (and not more than ten (10) business days preceding) the Closing Date, an updated list of subscriber deposits and prepayments and a list of disconnected subscribers for each of the six (6) months preceding the Closing.

            7.2.8. Aging Report. A true and complete accounts receivable aging report as of a date not more than ten (10) business days prior to the Closing Date.

            7.2.9. Original Documents. The original instrument, or in the case where two originals exist, one duplicate original, for each item listed in Schedules 3.4, 3.5, 3.7, 3.8, 3.9.4, 3.12 and 3.18, that is evidenced in writing and that relate solely to the System.

      7.3. DELIVERIES BY BUYER. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

            7.3.1. Purchase Price. The Purchase Price, in accordance with Sections 2.4 and 2.5, including release of the Deposit to Seller;

            7.3.2. Assumption Agreements. A duly executed Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit E, pursuant to which Buyer shall assume and undertake to perform the Assumed Liabilities;

            7.3.3. Officer's Certificate. A certificate, dated as of the Closing Date, executed by an executive officer of Buyer, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 6.2.1 and
6.2.2 are satisfied;

            7.3.4. Secretary's Certificate. A certificate, dated as of the Closing Date, executed by Buyer's Secretary, without personal liability: (a) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (b) certifying as to the incumbency of the person signing this Agreement or any other documents on behalf of Buyer.

            7.3.5. Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form attached hereto as Exhibit D; and

            7.3.6. Billing Transition Services Agreement. A duly executed billing transition services agreement in the form attached hereto as Exhibit H.

8.    TERMINATION

      8.1. METHOD OF TERMINATION. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, subject to and in accordance with the terms hereof, the consideration for which is (a) the covenants, representations, warranties and agreements set forth in this Agreement; and (b) the expenditures and obligations incurred and to be incurred by Buyer on the one hand, and by Seller, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

            8.1.1. By the mutual consent of Seller and Buyer, or by either Seller or Buyer if any condition to the Closing set forth in Section 6.1.3 or
6.2.3 is not fulfilled and the failure of such condition is not a result of a breach of warranty or nonfulfillment of any covenant or agreement by Buyer or Seller contained in this Agreement;

            8.1.2. RESERVED.

            8.1.3. Either Buyer or Seller may terminate this Agreement by giving notice to the other if (a) such other party has materially breached any of its representations, warranties or covenants herein such that it cannot comply with its respective conditions set forth in Sections 6 and 7, and such breach has not been cured in accordance with Section 10.15 and has not been waived by the terminating party (provided that the terminating party is not concurrently in material breach of any representation, warranty, covenant, or other agreement contained herein) or (b) the conditions to Closing have not been satisfied or waived by July 31, 2005 so long as the failure to close is not attributable to a breach hereunder or any other action or inaction by the party seeking to terminate.

      8.2.  Rights Upon Termination.

            8.2.1. In the event of a termination of this Agreement pursuant to
Section 8.1.1 or Section 8.1.3(b) hereof: (a) the Buyer shall be entitled to the return of the Deposit and all interest accrued thereon; (b) Sections 5.3, 5.4, and 10 shall survive such termination; and (c) each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, partners, employees, agents, representatives or stockholders) shall be liable to any other party for any cost, expense, damage or loss of anticipated profits hereunder.

            8.2.2. In the event of a termination of this Agreement by Buyer pursuant to Section 8.1.3(a) hereof: (a) Buyer shall be entitled to the return of the Deposit and all interest accrued thereon; (b) Sections 5.3, 5.4, and 10 shall survive such termination; and (c) if Seller is in material breach of this Agreement, Buyer shall have the right to seek all remedies available to it as provided hereunder or at law or equity, including the remedy of specific performance. In the event of any action to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law.

            8.2.3 RESERVED.

            8.2.4. In the event of a termination of this Agreement by Seller pursuant to Section 8.1.3(a), provided Buyer is in breach of warranty or nonfulfillment of any covenant or agreement contained in this Agreement: (a) Sections 5.3, 5.4, and 10 shall survive such termination; and (b) Seller shall be entitled to receive the Deposit and all interest accrued thereon as full liquidated damages suffered by Seller as a consequence of Buyer's breach (which amount the parties agree is a reasonable estimate of the damages that will be suffered by Seller).

9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

      9.1. REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements contained in this Agreement or in documents or instruments delivered pursuant hereto shall survive the Closing Date and eighteen months thereafter; provided that 3.1, 3.2, 3.6 (solely with respect to title) 3.11, 3.13, 3.15, and 4.2 shall survive for the duration of the applicable statute of limitations with respects to the matters set forth therein.

      9.2. INDEMNIFICATION BY SELLER. Seller shall defend, indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

            9.2.1. Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein;

            9.2.2. Any and all obligations of Seller not assumed by Buyer pursuant to the terms hereof;

            9.2.3. Any and all losses, liabilities or damages resulting from Seller's operation or ownership of the Systems or Assets prior to the Closing Date; and

            9.2.4. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

      9.3. INDEMNIFICATION BY BUYER. Buyer shall defend, indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

            9.3.1. Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by Buyer contained herein;

            9.3.2. Any and all of the Assumed Liabilities;

            9.3.3. Any and all losses, liabilities or damages resulting from Buyer's operation or ownership of the Systems or Assets on and after the Closing Date; and

            9.3.4. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

      9.4. PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

            9.4.1. The party claiming indemnification (the "CLAIMANT") shall promptly give notice to the party from whom indemnification is claimed (the "INDEMNIFYING PARTY") of any claim, whether between the parties or brought by a third party, specifying (a) the factual basis for such claim and (b) the estimated amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten business days after written notice of such action, suit or proceeding was given to Claimant; provided that failure to give such notice within such ten-day period shall not bar or otherwise prejudice Claimant's rights to indemnification with respect to such third-party action, suit or proceeding unless any defense, claim, counterclaim or cross-claim of the Indemnifying Party is prejudiced thereby.

            9.4.2. Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim subject to the terms and in accordance with the procedures set forth herein. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

            9.4.3. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim, and the Indemnifying Party shall be responsible and shall promptly reimburse Claimant for all associated costs, fees and expenses.

            9.4.4. If a claim, whether between the parties or by a third party, requires immediate action, the parties will diligently seek to reach a decision with respect thereto as expeditiously as practicable.

      9.5.  LIMITATION ON INDEMNIFICATION, EXCLUSIVE REMEDY.

            9.5.1. Seller shall not be liable under Section 9.2 for breach of representations and warranties for any losses or damages arising out of any single claim or aggregate claims until the total amount of all such losses or damages suffered or paid by Buyer exceeds FIVE THOUSAND DOLLARS AND 00/100 ($5,000.00) ("SELLER'S BASKET") in which case Seller shall, subject to the provisions of Section 9.5.2, be liable for the total amount of all such losses or damages.

            9.5.2. Subject to the provisions of Sections 9.5.4, Seller's liability under Section 9.2 after Closing shall be limited in amount to the Holdback.

            9.5.3. The amount payable by Seller to Buyer with respect to Section
9.2 shall be reduced by the amount of any insurance proceeds received or expected to be received by Buyer with respect to losses, liabilities or damages, and each of the parties hereby agrees to use reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect to any such losses, liabilities or damages. To the extent that insurance proceeds are received and/or a tax benefit is realized after payment has been made by Seller to Buyer, Buyer shall promptly pay an amount equal to such proceeds or benefit to Seller.

            9.5.4. After the Closing Date, the sole and exclusive remedy of any party for any misrepresentation or any breach of a warranty or covenant set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this Article 9; provided that nothing contained herein shall limit Buyer's remedy of specific performance and other equitable relief with respect to Seller's obligations under Section 10.7; provided further that there shall be no limitation on Buyer's indemnity rights hereunder with respect to any and all breaches of any representations and warranties under Sections 3.1, 3.2,
3.6 (solely with respect to title) 3.11, 3.13, and 3.15

10.   MISCELLANEOUS

      10.1. NOTICES. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by commercial delivery service or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery, the date of transmission and receipt of facsimile transmissions, or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

            If to Seller:

                           c/o Northland Communications Corporation
                           101 Stewart Street, Suite 700
                           Seattle, WA 98101
                           Attn: Gary Jones and Paul Milan
                           Facsimile No.: (206) 748-5061

                  With a copy to:

                           Perkins Coie LLP
                           1201 Third Avenue, Suite 4800
                           Seattle, WA 98101
                           Attn: Georges Yates, Esq.
                           Facsimile No.: (206) 359-4402

            If to Buyer:

                           Cequel III Communications I, LLC
                           12444 Powerscourt Drive
                           St. Louis, Missouri 63131
                           Attn: Craig Rosenthal
                           Senior Counsel
                           Telephone: (314) 965-2020
                           Facsimile: (314) 965-0500

                  With a copy to:

                           Heather Wood,
                           Senior Vice President
                           Corporate Development
                           at the same address

                  With a copy to:

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                           Brown Raysman Millstein Felder & Steiner LLP
                           900 Third Avenue New York, New York 10022
                           Attn: Stanley E. Bloch
                           Telephone: (212) 895-2000
                           Facsimile: (212) 895-2900

            or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.1.

      10.2. BENEFIT AND BINDING EFFECT. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that Buyer may assign this Agreement to one or more of the subsidiaries or affiliates of Buyer, without the prior written consent of Seller, provided that such assignment does not cause any consent or approval required to be obtained hereunder to be withheld or materially delayed, and provided further, that such assignment shall not relieve assignor of its purchase price and indemnity obligations or liabilities hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      10.3. BULK TRANSFER. Buyer acknowledges that Seller has not and will not file any transfer notice or otherwise complied with applicable bulk transfer laws, and the parties agree to waive compliance with same.

      10.4. GOVERNING LAW; VENUE. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such state. The Buyer and Seller hereby agree that any dispute arising out of or relating to this Agreement shall be submitted to arbitration before a panel of three arbitrators in Denver, Colorado in accordance with the commercial arbitration rules of the American Arbitration Association. At any time that a dispute has arisen which the parties are unable to resolve, any party to such dispute may send written notice to the other that it intends to submit such dispute to arbitration. The parties agree to cooperate to conclude any such arbitration promptly. The decision of such arbitration panel shall be final and binding. However, the parties can seek injunctive relief, but not monetary damages, in a court of law. The prevailing party shall be entitled to the reimbursement from the other party of all costs and expenses incurred, if any, including attorney's fees, to enforce its rights and remedies hereunder. The parties agree that this Section 10.4 serves as a material inducement for Seller to enter into this Agreement. THE PARTIES HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

      10.5 GENDER AND NUMBER. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

      10.6. ENTIRE AGREEMENT. This Agreement, all schedules and exhibits hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All schedules and exhibits attached to this Agreement shall be deemed part of this

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Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller with respect to the transactions contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

      10.7. FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

      10.8. WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      10.9. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law; provided, however, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner that is materially adverse to any party affected by such invalidity or unenforceability.

      10.10. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument, and a facsimile transmission shall be deemed to be an original signature.

      10.11. NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable on any person other than the parties hereto and their respective successors or assigns, or otherwise constitute any person a third party beneficiary under or by reason of this Agreement.

      10.12. TAX CONSEQUENCES. Except as provided in Section 3.13 of this Agreement, no party to this Agreement makes any representation or warranty, express or implied, with respect to the tax implications of any aspect of this Agreement on any other party to this Agreement, and all parties expressly disclaim any such representation or warranty with respect to any tax consequences arising under this Agreement. Each party has relied solely on its own tax advisors with respect to the tax implications of this Agreement.

      10.13. CONSTRUCTION. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of

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this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

      10.14. TIMING OF NOTICE AND PERFORMANCE. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day that is not a business day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding business day.

      10.15. CURE. For all purposes under this Agreement, the existence or occurrence of any event or circumstance that constitutes a breach of a representation or warranty or the nonfulfillment of any pre-Closing covenant or agreement of Buyer or Seller contained in this Agreement (including, without limitation, the schedules hereto) on the date such representation or warranty is made or the fulfillment of such pre-Closing covenant or agreement is due, shall not constitute a breach of such representation or warranty or the nonfulfillment of such pre-Closing covenant or agreement if such event or circumstance is cured within 15 days of the written notice thereof.

      10.16. RESERVED.

      10.17. HEADINGS. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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WHEREAS, this Asset Purchase Agreement is executed as of the date first above written, by

                                      BUYER:

                                      CEQUEL III COMMUNICATIONS I, LLC

                                      By:    /S/ HEATHER WOOD
                                             ----------------

                                      Name:  Heather Wood

                                      Title: Senior Vice President

                         [ADDITIONAL SIGNATURES FOLLOW]

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 WHEREAS, this Asset Purchase Agreement is executed as of the date first above written, by

                                      SELLER:

                                      NORTHLAND CABLE TELEVISION, INC.

                                      By:    /S/ GARY S. JONES
                                             -----------------

                                      Name:  Gary S. Jones

                                      Title: President

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